Exhibit 99

News Release

CCNE	Contact: Amy Potter
NASDAQ	Marketing Dept.
L I S T E D	(814) 765-9621

FOR IMMEDIATE RELEASE

CNB BANK PROMOTES WINGARD TO SENIOR VICE PRESIDENT/CHIEF FINANCIAL OFFICER

Clearfield, Pennsylvania – March 20, 2012

Joseph B. Bower, Jr., President and CEO of CNB Bank, recently announced the promotion of Brian W. Wingard, CPA to the position of Senior Vice President/Chief Financial Officer.

In this position, Mr. Wingard has the overall responsibility for the completion and timely submission of all required financial reports of CNB Financial Corporation and its subsidiaries. He also serves as the liaison in dealing with the corporation and bank’s external auditing firm in all accounting and tax matters. Mr. Wingard works with members of executive management to develop and implement strategic initiatives to continue the bank’s growth and enhance profitability and is involved in the formal preparation of the bank’s annual budget and the ongoing monitoring of performance and meeting the budget goals.

A native of Curwensville, Brian is a 1992 graduate of Curwensville Area High School and graduated summa cum laude from Lycoming College in 1996 with a B.A. in Financial Accounting. He attained his CPA license in 1998 and gained eleven years of experience in public accounting while working at Parente Randolph, LLC where he was a Senior Manager. Mr. Wingard joined CNB in 2007 as Assistant Vice President/Controller.

“With his strong work ethic and vast financial background, Brian has been very successful with handling his responsibilities and the challenges the Corporation’s recent growth have brought.” Mr. Bower went on to say, “Brian’s leadership as CFO will provide CNB with more depth in our strategic planning process.”

Brian currently resides in Curwensville with his wife, Laura, and lends his expertise to the community by serving as President of the Curwensville Alumni Association and Treasurer of the Curwensville Rotary Club. He is also past President of the North Central Chapter of the Pennsylvania Institute of Certified Public Accountants.

Based on strong, traditional values, CNB Bank is dedicated to being the premier, financial services provider in the area, focused on the changing needs of people and businesses by providing the highest quality service.

CNB Financial Corporation is a $1.6 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-seven full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. Holiday Financial Services Corporation has grown to eight offices. The Corporation’s websites are located at www.bankcnb.com, www.eriebank.net and www.holidayfinancialservices.com.